Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS ANNOUNCES PROVED RESERVES REACH RECORD 347.6 BCFE, REPLACING 887 PERCENT OF 2007 PRODUCTION; QUARTERLY AND ANNUAL PRODUCTION REACH RECORD LEVELS; CURRENT NET PRODUCTION REACHES ESTIMATED 76 MMCFE/D
HOUSTON, February 11, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced record 2007 year-end reserves and record production for the fourth quarter and full year 2007.
Reserves
Year-end proved reserves were a record 347.6 Bcfe based on reports from Carrizo’s third-party reserve engineers. This is an increase of approximately 66 percent (net of 2007 production of 17.5 Bcfe) over the year-end 2006 proved reserves of 210 Bcfe. Year-end PV-10 value of our proved reserves was $840.0 million (as compared to $387.2 million at the end of 2006), based upon year-end average spot prices for natural gas and year-end average posted prices for oil and natural gas liquids of $5.99 per Mcf, $92.04 per Bbl and $56.67 per Bbl, respectively.
These additions resulted in the Company replacing 887 percent of 2007 production.
From year-end 2006 to 2007, our Barnett Shale reserves increased 129.3 Bcfe, or 88 percent, to 276.0 Bcfe; our Gulf Coast reserves decreased 2.1 Bcfe from 25.8 Bcfe to 23.7 Bcfe; and our Camp Hill reserves increased 10.4 Bcfe, or 28 percent, from 37.5 Bcfe to 47.9 Bcfe.
Production
Production during the fourth quarter of 2007 was a record 5.64 Bcfe (61.3 MMcfe/d), or 54 percent above the 3.66 Bcfe (39.7 MMcfe/d) of production in the fourth quarter 2006 and 27 percent above the third quarter 2007 production. Estimated annual production for 2007 reached a record level of 17.5 Bcfe (47.9 MMcfe/d), or 49 percent higher than the 11.7 Bcfe (32.1 MMcfe/d) of production in 2006. The Company estimates that fourth quarter 2007 sales prices, including the effect of hedging activities, averaged approximately $6.83 per Mcf and $83.65 per Bbl. The natural gas sales price was benefited $0.28 per Mcf by hedging activities. The oil sales price was negatively impacted $7.03 per Bbl by hedging activities. Approximately 94 percent of fourth quarter production was natural gas, and 92 percent of total 2007 production was natural gas.
Net production as of February 7, 2008 is an estimated 76 MMcfe/d, including over 57 MMcfe/d in the Barnett Shale, with an estimated 17 MMcfe/d producing from the five new horizontal wells on the Company’s Taylor lease in southeast Tarrant County. There are currently 17 net horizontal wells in the Barnett Shale already drilled but waiting on completion and/or pipeline connection. Carrizo is currently operating four rigs drilling horizontal wells, three in southeast Tarrant County and one in

Parker County. We have contracted to add another H&P Flex rig that will commence drilling in April 2008, which will bring our operated rig count to five.
2008 Capital Budget
The Company has established an initial 2008 capital budget of approximately $300 million, versus estimated 2007 capital expenditures of approximately $225 million. Approximately 83% of its 2008 budgeted capital expenditures are expected to be used for drilling activities.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale area in North Texas and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also engaged in exploration activites in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to those relating to reserves, sales, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including, timing of completion and drilling of wells, the expected size and application of the 2008 capital budget and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include delays and uncertainties that may be encountered in connection with the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of capital and equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2006, and its other filings with the Securities and Exchange Commission.
Note Regarding Reserve Replacement Ratio
Management uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. Management believes reserve replacement information is frequently used by analysts, investors and others in the industry to evaluate the performance of companies like Carrizo. The reserve replacement ratio is calculated by dividing the sum of reserve additions from all sources (revisions, extensions, discoveries, and other additions and acquisitions) by the actual production for the corresponding period. The Company does not use unproved reserve quantities in calculating the reserve replacement ratio. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are producing and those that will require additional time and funding to begin producing. In that regard, it might be noted that the percentage of the Company’s proved developed reserves increased from approximately 40 percent in 2006 to approximately 47 percent in 2007. The reserve replacement ratio for 2006 was 607 percent.